                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           Immtech International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   452519 10 1
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                                 (CUSIP Number)

                                  March 3, 2003
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 452519 10 1                                              Page 2 of 12


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1.   NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
            Johnson Matthey Public Limited Company

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)   [ ]
     (b)   [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom

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     Number of Shares     5. Sole Voting Power
     Beneficially Owned           0
     By Each Reporting    6. Shared Voting Power
     Person With                  379,850
                          7. Sole Dispositive Power
                                  0
                          8. Shared Dispositive Power
                                  379,850

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            379,850

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions) [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.96%

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12.  TYPE OF REPORTING PERSON (See Instructions)
            CO

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CUSIP No. 452519 10 1                                              Page 3 of 12


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1.   NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Matthey Holdings Limited

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)   [ ]
     (b)   [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom

--------------------------------------------------------------------------------
     Number of Shares     5. Sole Voting Power
     Beneficially Owned           0
     By Each Reporting    6. Shared Voting Power
     Person With                  379,850
                          7. Sole Dispositive Power
                                  0
                          8. Shared Dispositive Power
                                  379,850

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            379,850

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.96%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
            CO

--------------------------------------------------------------------------------


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CUSIP No. 452519 10 1                                              Page 4 of 12


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
            Matthey Finance Ltd.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)   [ ]
     (b)   [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom

--------------------------------------------------------------------------------
     Number of Shares     5. Sole Voting Power
     Beneficially Owned           0
     By Each Reporting    6. Shared Voting Power
     Person With                  379,850
                          7. Sole Dispositive Power
                                  0
                          8. Shared Dispositive Power
                                  379,850

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            379,850

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.96%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
            CO

--------------------------------------------------------------------------------


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CUSIP No. 452519 10 1                                              Page 5 of 12


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
            Johnson Matthey Investments, Ltd.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)   [ ]
     (b)   [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom

--------------------------------------------------------------------------------
     Number of Shares     5. Sole Voting Power
     Beneficially Owned           0
     By Each Reporting    6. Shared Voting Power
     Person With                  379,850
                          7. Sole Dispositive Power
                                  0
                          8. Shared Dispositive Power
                                  379,850

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            379,850

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.96%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
            CO

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


CUSIP No. 452519 10 1                                              Page 6 of 12


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
            Johnson Matthey America Holdings Limited

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)   [ ]
     (b)   [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom

--------------------------------------------------------------------------------
     Number of Shares     5. Sole Voting Power
     Beneficially Owned           0
     By Each Reporting    6. Shared Voting Power
     Person With                  379,850
                          7. Sole Dispositive Power
                                  0
                          8. Shared Dispositive Power
                                  379,850

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            379,850

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.96%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
            CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                              Page 7 of 12


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
            Johnson Matthey Holdings, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)   [ ]
     (b)   [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
     Number of Shares     5. Sole Voting Power
     Beneficially Owned           0
     By Each Reporting    6. Shared Voting Power
     Person With                  379,850
                          7. Sole Dispositive Power
                                  0
                          8. Shared Dispositive Power
                                  379,850

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            379,850

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.96%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
            CO

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


CUSIP No. 452519 10 1                                              Page 8 of 12


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
            Johnson Matthey Pharmaceutical Materials, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)   [ ]
     (b)   [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

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     Number of Shares     5. Sole Voting Power
     Beneficially Owned           0
     By Each Reporting    6. Shared Voting Power
     Person With                  379,850
                          7. Sole Dispositive Power
                                  0
                          8. Shared Dispositive Power
                                  379,850

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            379,850

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.96%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
            CO

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CUSIP No. 452519 10 1                                              Page 9 of 12


This Amendment No. 2 amends the Schedule 13G dated April 20, 2001 as previously amended (the "Schedule 13G") that was filed on behalf of: (i) Johnson Matthey Public Limited Company, a United Kingdom corporation; (ii) Matthey Holdings Limited, a United Kingdom corporation; (iii) Matthey Finance Ltd., a United Kingdom corporation; (iv) Johnson Matthey Investments, Ltd., a United Kingdom corporation; (v) Johnson Matthey America Holdings Limited, a United Kingdom corporation; (vi) Johnson Matthey Holdings, Inc., a Delaware corporation; and
(vii) Johnson Matthey Pharmaceutical Materials, Inc., a Delaware corporation, with respect to the common stock, par value $0.01 per share, of Immtech International, Inc. This Amendment No. 1 is filed in accordance with 17 C.F.R. Sec. 240.13d-2(b) to report changes in the information reported in the Schedule 13G as of March 3, 2003. Except as disclosed herein there has been no change in the information reported in the Schedule 13G.

Item 4.     Ownership

(a)   Amount Beneficially Owned:        As of March  3,  2003,  Johnson  Matthey
                                        Pharmaceuticals  Materials, Inc. owns of
                                        record 379,850 shares of Common Stock of
                                        Immtech   International,   Inc.  Johnson
                                        Matthey  Public  Limited  Company is the
                                        ultimate  parent  entity  of each of the
                                        corporations  listed below. By virtue of
                                        their    relationship    as   affiliated
                                        companies,  each of these  entities  and
                                        Johnson  Matthey Public Limited  Company
                                        may be deemed to share  voting power and
                                        the power to direct the  disposition  of
                                        the  379,850  shares  (or  4.96%  of the
                                        outstanding   shares  of  Common  Stock)
                                        which  Johnson  Matthey  Pharmaceuticals
                                        Materials, Inc. owns of record.




              Matthey Holdings Limited
              Matthey Finance Ltd.
              Johnson Matthey Investments, Ltd.
              Johnson Matthey America Holdings Limited
              Johnson Matthey Holdings, Inc.
              Johnson Matthey Pharmaceutical Materials, Inc.

         (b) Percent of Class:


              Matthey Holdings Limited                               4.96%
              Matthey Finance Ltd.                                   4.96%
              Johnson Matthey Investments, Ltd.                      4.96%
              Johnson Matthey America Holdings Limited               4.96%
              Johnson Matthey Holdings, Inc.                         4.96%
              Johnson Matthey Pharmaceutical Materials, Inc.         4.96%


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CUSIP No. 452519 10 1                                              Page 10 of 12


         The percent of class is calculated based on the 7,661,310 shares of Common Stock reported to be outstanding as of January 31, 2003 in the Quarterly Report on Form 10-Q of Immtech International, Inc. for the quarter ended December 31, 2002.

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote:

             Johnson Matthey Public Limited Company                  0 shares
             Matthey Holdings Limited                                0 shares
             Matthey Finance Ltd.                                    0 shares
             Johnson Matthey Investments, Ltd.                       0 shares
             Johnson Matthey America Holdings Limited                0 shares
             Johnson Matthey Holdings, Inc.                          0 shares
             Johnson Matthey Pharmaceutical Materials, Inc.          0 shares


             (ii) shared power to vote or to direct the vote:

             Johnson Matthey Public Limited Company               379,850 shares
             Matthey Holdings Limited                             379,850 shares
             Matthey Finance Ltd.                                 379,850 shares
             Johnson Matthey Investments, Ltd.                    379,850 shares
             Johnson Matthey America Holdings Limited             379,850 shares
             Johnson Matthey Holdings, Inc.                       379,850 shares
             Johnson Matthey Pharmaceutical Materials, Inc.       379,850 shares


             (iii) sole power to dispose or to direct the disposition of:

             Johnson Matthey Public Limited Company                   0 shares
             Matthey Holdings Limited                                 0 shares
             Matthey Finance Ltd.                                     0 shares
             Johnson Matthey Investments, Ltd.                        0 shares
             Johnson Matthey America Holdings Limited                 0 shares
             Johnson Matthey Holdings, Inc.                           0 shares
             Johnson Matthey Pharmaceutical Materials, Inc.           0 shares




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CUSIP No. 452519 10 1                                              Page 11 of 12


            (iv) shared power to dispose or to direct the disposition of:

            Johnson Matthey Public Limited Company                379,850 shares
            Matthey Holdings Limited                              379,850 shares
            Matthey Finance Ltd.                                  379,850 shares
            Johnson Matthey Investments, Ltd.                     379,850 shares
            Johnson Matthey America Holdings Limited              379,850 shares
            Johnson Matthey Holdings, Inc.                        379,850 shares
            Johnson Matthey Pharmaceutical Materials, Inc.        379,850 shares

Item 5.     Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the reporting person(s) have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No. 452519 10 1                                              Page 12 of 12


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                 Johnson Matthey Public Limited Company

                                    By:     /s/ D. W. MORGAN
                                            -----------------------------------
                                    Name:   David Morgan
                                            -----------------------------------
                                    Title:  Director
                                            -----------------------------------

                                 Matthey Holdings Limited

                                    By:     /s/ D. W. MORGAN
                                            -----------------------------------
                                    Name:   David Morgan
                                            -----------------------------------
                                    Title:  Director
                                            -----------------------------------

                                 Matthey Finance Ltd.

                                    By:     /s/ D. W. MORGAN
                                            -----------------------------------
                                    Name:   David Morgan
                                            -----------------------------------
                                    Title:  Director
                                            -----------------------------------

                                 Johnson Matthey Investments, Ltd.

                                    By:     /s/ D. W. MORGAN
                                            -----------------------------------
                                    Name:   David Morgan
                                            -----------------------------------
                                    Title:  Director
                                            -----------------------------------

                                 Johnson Matthey America Holdings Limited

                                    By:     /s/ D. W. MORGAN
                                            -----------------------------------
                                    Name:   David Morgan
                                            -----------------------------------
                                    Title:  Director
                                            -----------------------------------

                                 Johnson Matthey Holdings, Inc.

                                    By:     /s/ EDWARD H. RAVERT, JR.
                                            -----------------------------------
                                    Name:   Edward H. Ravert, Jr.
                                            -----------------------------------
                                    Title:  Vice President
                                            -----------------------------------

                                 Johnson Matthey Pharmaceutical Materials, Inc.

                                    By:     /s/ ROBERT M. TALLEY
                                            -----------------------------------
                                    Name:   Robert M. Talley
                                            -----------------------------------
                                    Title:  Vice President, General Counsel
                                            & Secretary
                                            -----------------------------------